Exhibit 99.1
PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert A. Milligan
Chief Financial Officer	Executive Vice President of Corporate Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.258.6637	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com
HEALTHCARE TRUST OF AMERICA, INC. REPORTS 12.5% INCREASE IN Q2 2014 NORMALIZED FFO TO $0.18 PER DILUTED SHARE
Q2 2014 Same-Property Cash NOI Increased 3.1%
$211.5 Million of Investments
Standard & Poor’s Upgrades Credit Rating to BBB
Scottsdale, Arizona (July 29, 2014) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter ended June 30, 2014.
Second Quarter 2014 Highlights
Operating

•	Normalized FFO: Increased 21.9% to $43.5 million compared to Q2 2013.

•	Normalized FFO Per Share: $0.18 per diluted share, an increase of $0.02 per diluted share, or 12.5%, compared to Q2 2013.

•	Normalized FAD: $0.16 per diluted share, or $39.3 million, an increase of $0.02 per diluted share, or 14.3%, compared to Q2 2013. The payout ratio of Normalized FAD was 88% for the second quarter.

•	Same-Property Cash NOI: Increased 3.1% compared to Q2 2013.
Portfolio

•
Acquisitions: During the quarter, HTA acquired $211.5 million of high quality medical office buildings (96% leased and approximately 484,000 square feet of GLA). The acquisitions include properties located in the key markets of Boston, Miami and Raleigh.

•
Leasing: During the quarter, HTA entered into new or renewal leases on approximately 475,000 square feet of GLA, or approximately 3.3% of its portfolio. Tenant retention for the quarter was approximately 86% by GLA.

•	Leased Rate: At the end of the quarter, the leased rate by GLA was 91.5%, an increase from 91.3% a year ago. The leased rate increased 30 basis points from 91.2% as of March 31, 2014.

•
In-House Property Management and Leasing Platform: HTA expanded its in-house property management and leasing platform by approximately 529,000 square feet of GLA during the quarter, bringing total in-house GLA to 13.1 million square feet of GLA, or 90% of the portfolio’s GLA.

Balance Sheet and Liquidity

•
Balance Sheet: At the end of the quarter, HTA had total liquidity of $777.2 million, including $644.5 million of availability on its unsecured revolving credit facility and $132.7 million of cash and cash equivalents. The leverage ratio of net debt to total net capitalization was 32.3%.

•	Credit Rating Upgrade: In May 2014, Standard & Poor’s upgraded HTA’s investment grade credit rating to BBB, with a stable outlook.

•
Capital Raising: In June 2014, HTA issued and sold $300.0 million of 7-year senior unsecured notes at an interest rate of 3.375% per annum. During the quarter, HTA raised approximately $18.3 million through the sale of common stock at an average price of $11.86 per share through our ATM program. Net proceeds from the bond and equity issuances were used to fund acquisitions, repay secured mortgages and the outstanding balance on the unsecured revolving credit facility and for general corporate purposes.

Financial Results
Rental Income
Rental income increased 15.5% to $88.9 million for the three months ended June 30, 2014, compared to $77.0 million for the three months ended June 30, 2013. The increase in rental income was primarily driven by $515.2 million of acquisitions since June 30, 2013 and same-property growth.
Normalized FFO
Normalized Funds from Operations, or Normalized FFO, was $0.18 per diluted share, or $43.5 million, for the three months ended June 30, 2014, compared to $0.16 per diluted share, or $35.7 million, for the three months ended June 30, 2013.
FFO
FFO was $0.15 per diluted share, or $36.5 million, for the three months ended June 30, 2014, compared to $0.19 per diluted share, or $43.6 million, for the three months ended June 30, 2013.
Normalized FAD
Normalized Funds Available for Distribution, or Normalized FAD, was $0.16 per diluted share, or $39.3 million, for the three months ended June 30, 2014, compared to $0.14 per diluted share, or $32.0 million, for the three months ended June 30, 2013. The payout ratio of Normalized FAD was 88% for the second quarter.
NOI
Net Operating Income, or NOI, was $62.6 million for the three months ended June 30, 2014, compared to $55.0 million for the three months ended June 30, 2013.
Same-Property Cash NOI
Same-Property Cash NOI increased 3.1% to $53.8 million for the three months ended June 30, 2014, compared to $52.2 million for the three months ended June 30, 2013.
General and Administrative Expenses
General and administrative expenses were $5.9 million for the three months ended June 30, 2014, compared to $6.2 million for the three months ended June 30, 2013.
Interest Expense and Change in the Fair Value of Derivative Financial Instruments
The total interest expense and change in the fair value of derivative financial instruments for the three months ended June 30, 2014 was $15.7 million, which included $13.1 million of interest expense related to debt and interest rate swaps, and a net loss of $2.6 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the quarter with a weighted average borrowing cost of 3.88% per annum, inclusive of interest rate swaps. The weighted average remaining term of the debt portfolio at the end of the quarter was 5.8 years, including extension options.
Net Income
Net income for the three months ended June 30, 2014 was $2.9 million, compared to $14.2 million for the three months ended June 30, 2013. The decrease is primarily due to the net gain on the change in the fair value of our derivatives of $8.9 million in 2013, compared to a net loss of $2.6 million in 2014.
Balance Sheet
As of June 30, 2014, HTA had total assets of $3.0 billion, cash and cash equivalents of $132.7 million and $644.5 million available on its unsecured revolving credit facility. The leverage ratio of net debt (debt less cash) to total net capitalization was 32.3%.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate of HTA’s portfolio which includes leases executed but not commenced was 91.5% by gross leasable area, or GLA, an increase from 91.3% as of Q2 2013. The occupancy rate of HTA’s portfolio was 90.9% by GLA, an increase from 90.4% as of Q2 2013. Tenant retention for the quarter was approximately 86% by GLA.

Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was approximately 42% as of June 30, 2014 and approximately 58% of HTA’s annualized base rent is derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
During the quarter, HTA expanded its in-house property management and leasing platform by approximately 529,000 square feet of GLA, bringing total in-house GLA to 13.1 million square feet, or 90% of the portfolio’s GLA. During the quarter, HTA opened its ninth regional office located in Miami.
Funds from Operations (FFO), Normalized FFO and Normalized Funds Available for Distribution (Normalized FAD)
HTA computes FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO, as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment write-downs of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real asset values have historically risen or fallen based on market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA’s methodology for calculating FFO may be different from methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund all of our needs. FFO should be reviewed in connection with other GAAP measurements.
HTA computes Normalized FFO, which excludes from FFO acquisition-related expenses, listing expenses, net gain or loss on change in the fair value of derivative financial instruments, gain or loss on the extinguishment of debt, noncontrolling income or loss from operating partnership units included in diluted shares and other normalizing items. HTA presents this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund our needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO other income or expense, non-cash compensation expense, straight-line rent adjustments, amortization of below and above market leases, deferred revenue - tenant improvement related, amortization of deferred financing costs and debt premium/discount and recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its ability to fund its ongoing dividends. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund all of our needs. Normalized FAD should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of FFO, Normalized FFO and Normalized FAD to net income attributable to common stockholders for the three and six months ended June 30, 2014 and 2013 (amounts in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to common stockholders	$2,855	$14,025	$8,147	$15,376
Depreciation and amortization expense	33,602	29,583	68,544	58,144
FFO	$36,457	$43,608	$76,691	$73,520
FFO per share - basic	$0.15	$0.19	$0.32	$0.33
FFO per share - diluted	$0.15	$0.19	$0.32	$0.33
Acquisition-related expenses	4,869	658	5,845	1,683
Listing expenses	—	—	—	4,405
Net (gain) loss on change in the fair value of derivative financial instruments	2,580	(8,922)	3,421	(10,528)
Gain on extinguishment of debt	(365)	—	(365)	—
Noncontrolling income (loss) from operating partnership units included in diluted shares	(12)	203	92	211
Other normalizing items	—	152	209	558
Normalized FFO	$43,529	$35,699	$85,893	$69,849
Normalized FFO per share - basic	$0.18	$0.16	$0.36	$0.32
Normalized FFO per share - diluted	$0.18	$0.16	$0.36	$0.31

Normalized FFO	$43,529	$35,699	$85,893	$69,849
Other income	(14)	(10)	(40)	(18)
Non-cash compensation expense	866	343	2,254	908
Straight-line rent adjustments, net	(1,553)	(1,631)	(3,653)	(3,369)
Amortization of below and above market leases, net	607	520	1,275	1,070
Deferred revenue - tenant improvement related	(139)	(179)	(272)	(310)
Amortization of deferred financing costs and debt discount/premium	553	833	1,114	1,647
Recurring capital expenditures, tenant improvements and leasing commissions	(4,564)	(3,573)	(8,559)	(6,313)
Normalized FAD	$39,285	$32,002	$78,012	$63,464
Normalized FAD per share - basic	$0.17	$0.14	$0.33	$0.29
Normalized FAD per share - diluted	$0.16	$0.14	$0.32	$0.29
Weighted average number of common shares outstanding:
Basic	238,025	225,610	237,658	221,380
Diluted	240,551	227,780	240,189	222,585
Net Operating Income (NOI), Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is computed as net income or loss (computed in accordance with GAAP) before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, listing expenses, interest expense and net change in the fair value of derivative financial instruments, gain or loss on extinguishment of debt and other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of the properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance in the evaluation of REITs. However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of below and above market leases and lease termination fees. HTA believes that Cash NOI provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned properties referred to as “same-property.” Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods reported or are expected to be sold in the near term, notes receivable interest income, and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of NOI, Cash NOI and Same-Property Cash NOI to net income for the three months ended June 30, 2014 and 2013 (amounts in thousands):

	Three Months Ended June 30,
	2014	2013
Net income	$2,883	$14,233
General and administrative expenses	5,903	6,217
Acquisition-related expenses	4,869	658
Depreciation and amortization expense	33,602	29,583
Interest expense and the net change in fair value of derivative financial instruments	15,729	4,314
Gain on extinguishment of debt	(365)	—
Other income	(14)	(10)
NOI	$62,607	$54,995
NOI percentage growth	13.8%

NOI	$62,607	$54,995
Straight-line rent adjustments, net	(1,553)	(1,631)
Amortization of below and above market leases, net	607	520
Lease termination fees	—	(3)
Cash NOI	$61,661	$53,881
Notes receivable interest income	(564)	(546)
Non Same-Property Cash NOI	(7,276)	(1,134)
Same-Property Cash NOI	$53,821	$52,201
Same-Property Cash NOI percentage growth	3.1%

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA), a publicly traded real estate investment trust, is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominately located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S.  Since its formation in 2006, HTA has invested approximately $3.2 billion to build a portfolio of properties that is comprised of approximately 14.6 million square feet of GLA located in 27 states. It operates its properties through regional offices located in Albany, Atlanta, Boston, Charleston, Dallas, Indianapolis, Miami, Pittsburgh and Scottsdale.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K and in our other filings with the SEC.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Real estate investments:
Land	$249,116	$203,001
Building and improvements	2,520,405	2,358,071
Lease intangibles	424,993	411,857
	3,194,514	2,972,929
Accumulated depreciation and amortization	(509,042)	(445,938)
Real estate investments, net	2,685,472	2,526,991
Real estate notes receivable	13,520	28,520
Cash and cash equivalents	132,719	18,081
Restricted cash and escrow deposits	19,350	18,114
Receivables and other assets, net	114,459	110,285
Other intangibles, net	49,051	50,343
Total assets	$3,014,571	$2,752,334
LIABILITIES AND EQUITY
Liabilities:
Debt, net	$1,520,445	$1,214,241
Accounts payable and accrued liabilities	81,198	82,893
Derivative financial instruments - interest rate swaps	5,685	5,053
Security deposits, prepaid rent and other liabilities	34,032	35,339
Intangible liabilities, net	11,686	11,797
Total liabilities	1,653,046	1,349,323
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	3,264	3,262
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 238,909,961 and 236,880,614 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	2,389	2,369
Additional paid-in capital	2,146,545	2,126,897
Cumulative dividends in excess of earnings	(802,366)	(742,060)
Total stockholders’ equity	1,346,568	1,387,206
Noncontrolling interest	11,693	12,543
Total equity	1,358,261	1,399,749
Total liabilities and equity	$3,014,571	$2,752,334

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income	$88,946	$77,005	$179,398	$153,246
Interest income from real estate notes receivable	725	619	1,577	1,239
Total revenues	89,671	77,624	180,975	154,485
Expenses:
Rental	27,064	22,629	56,653	46,598
General and administrative	5,903	6,217	12,202	12,665
Acquisition-related	4,869	658	5,845	1,683
Depreciation and amortization	33,602	29,583	68,544	58,144
Listing	—	—	—	4,405
Total expenses	71,438	59,087	143,244	123,495
Income before other income (expense)	18,233	18,537	37,731	30,990
Other income (expense):
Interest expense:
Interest related to derivative financial instruments	(1,370)	(996)	(2,715)	(2,361)
Net gain (loss) on change in the fair value of derivative financial instruments	(2,580)	8,922	(3,421)	10,528
Total interest related to derivative financial instruments, including net change in the fair value of derivative financial instruments	(3,950)	7,926	(6,136)	8,167
Interest related to debt	(11,779)	(12,240)	(23,683)	(23,558)
Gain on extinguishment of debt	365	—	365	—
Other income	14	10	40	18
Net income	$2,883	$14,233	$8,317	$15,617
Net income attributable to noncontrolling interests	(28)	(208)	(170)	(241)
Net income attributable to common stockholders	$2,855	$14,025	$8,147	$15,376
Earnings per common share - basic:
Net income attributable to common stockholders	$0.01	$0.06	$0.03	$0.07
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.01	$0.06	$0.03	$0.07
Weighted average number of common shares outstanding:
Basic	238,025	225,610	237,658	221,380
Diluted	240,551	227,780	240,189	222,585